EXHIBIT 99.m.3

THE UBS FUNDS - CLASS C SHARES

PLAN PURSUANT TO RULE 12b-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, The UBS Funds (“Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has nineteen distinct series of shares of beneficial interest, eighteen of which are governed by this plan (the “Series”), which correspond to distinct portfolios and have been designated as UBS Global Equity Fund, UBS Global Bond Fund, UBS Global Allocation Fund, UBS U.S. Large Cap Equity Fund, UBS U.S. Large Cap Value Equity Fund, UBS U.S. Large Cap Growth Fund, UBS U.S. Small Cap Equity Fund, UBS U.S. Small Cap Growth Fund, UBS U.S. Real Estate Equity Fund, UBS U.S. Bond Fund, UBS High Yield Fund, UBS Emerging Markets Debt Fund, UBS International Equity Fund, UBS Emerging Markets Equity Fund, UBS Dynamic Alpha Fund, UBS U.S. Mid Cap Growth Equity Fund, UBS U.S. Equity Alpha Fund and UBS Global Frontier Fund; and

WHEREAS, the Fund desires to adopt a Plan pursuant to Rule 12b-1 under the 1940 Act (“Plan”) with respect to the Class C shares (“Class C shares”) of the above-referenced Series and of such other Series as may hereafter be designated by the Fund’s board of trustees (“Board”) and have Class C shares established; and

WHEREAS, the Fund has entered into a Principal Underwriting Contract (“Contract”) with UBS Global Asset Management (US) Inc. (“UBS Global AM”) pursuant to which UBS Global AM has agreed to serve as Principal Underwriter of the Class C shares of each such Series;

NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the  Class C shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

1.             A.  Each Series listed below is authorized to pay to UBS Global AM, as compensation for UBS Global AM’s services as Principal Underwriter of the Series’ Class C shares, distribution fees at the rates (on an annualized basis) set forth below of the average daily net assets of the Series’ Class C shares.  Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine:

UBS Global Equity Fund	0.75%

UBS Global Bond Fund	0.50%

UBS Global Allocation Fund	0.75%

UBS U.S. Large Cap Equity Fund	0.75%

UBS U.S. Large Cap Value Equity Fund	0.75%

UBS U.S. Large Cap Growth Fund	0.75%

UBS U.S. Small Cap Equity Fund	0.75%

UBS U.S. Small Cap Growth Fund	0.75%

UBS U.S. Real Estate Equity Fund	0.75%

UBS U.S. Bond Fund	0.50%

UBS High Yield Fund	0.50%

UBS Emerging Markets Debt Fund	0.50%

UBS International Equity Fund	0.75%

UBS Emerging Markets Equity Fund	0.75%

UBS Dynamic Alpha Fund	0.75%

UBS U.S. Mid Cap Growth Equity Fund	0.75%

UBS U.S. Equity Alpha Fund	0.75%

UBS Global Frontier Fund	0.75%

B.  Any Series hereafter established is authorized to pay to UBS Global AM, as compensation for UBS Global AM’s services as Principal Underwriter of the Series’ Class C shares, a distribution fee in the amount to be agreed upon in a written distribution fee addendum to this Plan (“Distribution Fee Addendum”) executed by the Fund on behalf of such Series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

C.  Each Series is authorized to pay to UBS Global AM, as compensation for UBS Global AM’s services as Principal Underwriter of the Series’ Class C shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series’ Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

D.  Any Series may pay a distribution or service fee to UBS Global AM at a lesser rate than the fees specified above, as agreed upon by the Board and UBS Global AM and as approved in the manner specified in Paragraph 4 of this Plan.

2.  As Principal Underwriter of the Class C shares of each Series, UBS Global AM may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class C shares of the Series or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of UBS Global AM; compensation to and expenses, including overhead and telephone and other communication expenses, of UBS Global AM or other dealers who engage in or support the distribution of shares or who service shareholder accounts;

reimbursement for the advance payment of sale commissions to selected dealers and their representatives; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

3.  If adopted with respect to Class C shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the Class C shares of that Series. This provision does not apply to adoption as an amended Plan where the prior Plan either was approved by a vote of a majority of the voting securities of the Class C shares of the applicable Series or such approval was not required under Rule 12b-1.

4.  This Plan shall not take effect with respect to the Class C shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not “interested persons” of the Fund and have no  direct or indirect financial interest in the operation of this Plan or any  agreements related thereto (“Independent Board Members”), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan’s taking effect with respect to  such Series’ Class C shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

5.  After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

6.  UBS Global AM shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class C shares of each Series by UBS Global AM under this Plan and the Contract and the purposes for which such expenditures were made. UBS Global AM shall submit only information regarding amounts expended for “distribution activities,” as defined in this Paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for “service activities,” as defined in this Paragraph 6, to  the Board in support of the service fee payable hereunder.

For purposes of this Plan, “distribution activities” shall mean any activities in connection with UBS Global AM’s performance of its obligations under this Plan or the Contract that are not deemed “service activities.”  “Service activities” shall mean activities in connection with the provision by UBS Global AM or a dealer of personal, continuing services to investors in the Class C shares of the Series; provided, however, that if the National Association of Securities Dealers, Inc. (“NASD”) adopts a definition of “service fee” for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of “service activities” hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of  “service activities” in this Paragraph shall be automatically amended, without  further action of the parties, to conform to such NASD definition. Overhead and other expenses of UBS Global AM or a dealer related to their “distribution activities” or “service activities,”

including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

7.  This Plan may be terminated with respect to the Class C shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class C shares of that Series.

8.  This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1A or Paragraph 1B hereof or the amount of service fees provided for in Paragraph 1C hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class C  shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

9.  The amount of the distribution and service fees payable by the Series to UBS Global AM under Paragraphs 1A, 1B and 1C hereof and the Contract is not related directly to expenses incurred by UBS Global AM on behalf of such Series in serving as Principal Underwriter of the Class C shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse UBS Global AM for such expenses.  The distribution and service fees set forth in Paragraphs 1A, 1B and 1C hereof will be paid by the Series to UBS Global AM until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class C shares of any Series, any distribution expenses incurred by UBS Global AM on behalf of the Class C shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1A, 1B and 1B hereof and the Contract which UBS Global AM has received or accrued through the termination date are the sole responsibility and liability of UBS Global AM, and are not obligations of the  Series.

10.  While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

11.  As used in this Plan, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms have in the 1940 Act.

12.  The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

13.  The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and UBS Global AM or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

IN WITNESS WHEREOF, the Fund has executed this Plan on the day and year set forth below in New York, New York.

Date:  October 29, 2001, as last revised March 9, 2007

ATTEST:	THE UBS FUNDS

/s/ Cynthia Carney	/s/ Tammie Lee
By: Cynthia Carney	By: Tammie Lee, Assistant Secretary
Date: July 12, 2007	Date: July 12, 2007